EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Participants and Administrator
Ryder System, Inc. Deferred Compensation Plan:

We consent to incorporation by reference in the Registration Statement (No. 33-19515) on Form S-8 of Ryder System, Inc. of our report dated April 25, 2005, relating to the statements of financial position of the Ryder System, Inc. Deferred Compensation Plan as of December 31, 2004 and 2003, and the statements of income and changes in plan equity for the years ended December 31, 2004, 2003, and 2002, which report appears in the December 31, 2004 annual report on Form 11-K of the Ryder System, Inc. Deferred Compensation Plan filed by Ryder System, Inc.

/s/ KPMG LLP

Miami, Florida
May 27, 2005